Exhibit 99.1

For Immediate Release

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND 2004 YEAR END FINANCIAL

RESULTS

Palo Alto, CA, - February 24, 2004 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $20.8 million, or $0.47 per share, for the fourth quarter ended December 31, 2004, compared with a net loss of $14.5 million, or $0.36 per share, for the comparable period in 2003. For the year ended December 31, 2004, the company reported a net loss of $69.8 million, or $1.60 per share, compared with a net loss of $50.6 million, or $1.38 per share, for the year ended December 31, 2003.

For the quarter ended December 31, 2004, total operating expenses increased to $21.5 million, from $14.9 million for the same quarter in 2003. Total operating expenses increased to $72.5 million for the year ended December 31, 2004, from $52.2 million for the year ended December 31, 2003. The increase in expenses in 2004 compared to 2003 was due to expanded clinical development of TELCYTA™ (TLK286) and TELINTRA™ (TLK199) and increased headcount.

At December 31, 2004, Telik had $138.6 million in cash, cash equivalents and investments including restricted investments, compared to $201.1 million at December 31, 2003. In February 2005, the company completed a follow-on public offering of 8,050,000 shares of its common stock, resulting in gross proceeds to the company of $150,937,500.

Highlights during 2004 included:

•	Enrollment was completed in the ASSIST-1 Phase 3 clinical trial of TELCYTA for third-line platinum refractory or resistant ovarian cancer.

•	The ASSIST-2 Phase 3 clinical trial of TELCYTA was initiated for third-line platinum resistant non-small cell lung cancer.

•	A third Phase 3 clinical trial, ASSIST-3, was initiated using the combination of TELCYTA plus carboplatin for second-line platinum refractory or resistant ovarian cancer.

•	Positive results from three Phase 2 clinical trials for TELCYTA in combination with standard chemotherapy in ovarian and non-small cell lung cancer were reported at the American Society of Clinical Oncology annual meeting. Additional positive data from the ovarian cancer trials were reported at the International Gynecologic Cancer Society meeting.

•	Two additional Phase 2 clinical trials were initiated for TELCYTA, in the treatment of advanced non-small cell lung cancer patients who have not previously received chemotherapy. One of the trials is in combination with cisplatin, and the other is in combination with carboplatin and paclitaxel.

•	Preclinical results that support the advancement of TELCYTA clinical development to front-line and second-line treatment settings were reported at the American Association for Cancer Research annual meeting.

•	Positive interim data from the Phase 2 clinical trial of TELINTRA for the treatment of myelodysplastic syndrome were reported at the annual meeting of the American Society of Hematology.

•	Roche exercised its option to select active lead compounds identified through a collaboration using our proprietary TRAP drug discovery technology.

•	A study was published in the Journal of Medicinal Chemistry in which TRAP was used to identify novel small molecule lead compounds using the “affinity fingerprints” of approved drugs with known activity against a selected biological target.

Conference Call and Webcast

Telik will host its quarterly conference call at 4:30 p.m. Eastern time (1:30 pm. Pacific time) today. The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 800-553-5260 or 612-332-0802. An archive of the conference call will be available on the Telik website from approximately 7:30 p.m. Eastern time on February 24 through March 3, 2005, or by telephone at 800-475-6701 or 320-365-3844, access code 770804.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA (TLK286), a tumor-activated small molecule product candidate that is in Phase 3 registration trials in advanced ovarian and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including any statements regarding the interim results of testing and clinical trials and the potential for TELCYTA (TLK286) and TELINTRA (TLK199) to treat one or more types of cancer. There are a number of important factors that could cause Telik’s results to differ adversely and materially from those indicated by these forward-looking statements, including, among others, the following: none of Telik’s product candidates, including TELCYTA, has been determined to be safe or effective in humans or received regulatory approval for marketing; it may take us several years to complete clinical trials of our product candidates, including TELCYTA, prior to seeking regulatory approval for any indication; success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of clinical trials do not necessarily predict final results; if our competitors develop and market products that are more effective than our product candidates, or obtain regulatory approval before we do, our commercial opportunity will be reduced or eliminated; if we do not obtain regulatory approval to market products in the United States and foreign countries, we will not be permitted to commercialize our product candidates; if we are unable to contract with third parties to manufacture our product candidates in sufficient quantities and at an acceptable cost, clinical development of product candidates could be delayed; and if we are unable to raise adequate funds in the future, we will not be able to continue to fund our operations and clinical trials to develop our product candidates. These and other risks are detailed from time to time in our SEC reports, including our prospectus supplement to the prospectus dated May 18, 2004, as filed on January 28, 2005. TELIK, TRAP, TELCYTA and TELINTRA are trademarks of Telik, Inc. All other brand names or trademarks appearing in this press release are the property of their respective owners. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

###

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Contract revenue from collaborations:
With related parties	$—	$—	$—	$417
Other	44	7	163	19

Total revenues	44	7	163	436

Operating costs and expenses:
Research and development	18,805	11,660	61,868	42,311
General and administrative	2,709	3,202	10,613	9,915

Total operating costs and expenses	21,514	14,862	72,481	52,226

Loss from operations	(21,470)	(14,855)	(72,318)	(51,790)

Interest income, net	708	325	2,501	1,148

Net loss	$(20,762)	$(14,530)	$(69,817)	$(50,642)

Basic and diluted net loss per share	$(0.47)	$(0.36)	$(1.60)	$(1.38)

Weighted average shares used to calculate basic and diluted net loss per share	43,777	39,822	43,701	36,812

Selected Balance Sheet Data

(in thousands)

	December 31,
	2004	2003
	(Unaudited)

Cash, cash equivalents, investments and restricted investments	$138,647	$201,088

Total assets	146,133	208,307

Stockholders’ equity	126,344	194,302